UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: May 10, 2013

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA		70433
(Address of Principal Executive Offices)		(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure

The information in this Item 7.01 of this Current Report is being furnished pursuant to Item 7.01 of Form 8-K and according to general instruction B.2. thereunder, the information in this Item 7.01 of this Current Report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933.

On May 10, 2013, Hornbeck Offshore Services, Inc. posted an updated investor presentation on its website, http://www.hornbeckoffshore.com, under the heading “Investors – IR Home.”

As stated in prior disclosures, we intend to use our website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors – IR Home.” Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Commission filings and public conference calls and webcasts.

Item 8.01 – Other Events

In accordance with the Notice of Redemption sent on April 11, 2013, on May 13, 2013, Hornbeck Offshore Services, Inc. (“the Company”) redeemed the remaining balance of $15,344,000 in aggregate principal amount of its 8.000% Senior Notes due 2017 (CUSIP 440543 AH 9) (“8.000% Notes”) at a redemption price of $1,062.03 per $1,000 principal amount, or an aggregate of approximately $16.3 million, plus accrued interest. The redemption was funded with proceeds raised in the Company’s March 2013 issuance of $450 million in aggregate principal amount of 5.000% Senior Notes due 2021.

The Company expects to record a loss on early extinguishment of debt of approximately $1.5 million, or $0.03 per diluted share after-tax, during the second quarter of 2013 in connection with the May 13, 2013 redemption. The loss on early extinguishment of debt was comprised of a bond redemption premium, related fees and expenses and the write-off of unamortized original issue discount and deferred financing costs related to the redemption of the 8.000% Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: May 13, 2013	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer